Exhibit (c) (9)

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Project Canine

Confidential Discussion Materials for the

Special Committee of the Board of Directors of Collie

December 16, 2012

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Disclaimer

This presentation has been prepared by Centerview Partners LLC ( “Centerview”) for use solely by the Special Committee of the Board of Directors (the “Special Committee”) of Collie (the “Company”) and the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) in connection with its evaluation of the proposed transaction and the Company’s strategic alternatives and for no other purpose. The information contained herein is based upon information supplied by the Company and publicly-available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity,or concerning solvency or fair value of the Company, its assets or any other entity. With respect to financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at your direction we have relied upon such forecasts, as provided by the Company’s management, with respect to the Company and Shepherd. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview is intended solely for the benefit and use of the Special Committee and the Audit Committee (in their capacity as such) in their consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. This presentation is not a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

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Summary of Indicative Dalmatian Proposal

	Proposal	Comments
Spectrum	▪ ~40MHz contiguous spectrum in LTE Band 41 (the "Portfolio") ▪ 11.367bn total MHz-pops – 9.528bn MHz-pops Owned – 1.839bn MHz-pops Leased	
Gross Value	▪ $2.46bn ▪ ~$0.216/MHz-pop	
Adjustments	▪ ~$177mm(1) NPV of spectrum lease payments ▪ ~$200 - $600mm tax liability	▪ Tax liability dependent on Shepherd decision regarding use of NOLs (if available) vs. conversion to Class A shares
Net Value(2)	▪ ~$0.183/MHz-pop ▪ ~$1.7bn - $2.1bn in aggregate	
Other	▪ Option to purchase additional 2MHz adjacent to Portfolio at same price ▪ Match right to purchase/lease additional 20Mhz of spectrum ▪ Agreement to "swap" spectrum at cost with replacement of "filter channels" if Dalmatian or Collie acquires spectrum contiguous to Portfolio ▪ Commercial agreement between Collie and Dalmatian	▪ Additional 20MHz likely exceeds current Excess Spectrum definition ▪ Commercial agreement is defined only in broad terms ▪ Dalmatian has on prior occasion expressed willingness to consider using acquired Collie debt as partial consideration
Liquidity Impact		▪ Collie agreements restrict use of proceeds from asset sale – Baskets allow for funding of (i) up to one year of capex and (ii) operating expenses up to 25% of proceeds (less amounts used to fund capex) – Remainder must be used to tender for first lien ▪ If holders do not tender, Collie's use of proceeds is not restricted – Current trading levels suggest debtholders may not tender

Source: Collie management.

(1) Collie management estimate based on 10% discount rate; Dalmatian proposal estimates NPV of spectrum lease payments as $277 million based on 5% discount rate.

(2) Reflects $177mm NPV of spectrum lease payments and assumes $200mn tax liability.

CENTERVIEW PARTNERS
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Illustrative Cash Flow Impact of Potential Dalmatian Transaction

	Single Carrier Case	Multiple Carrier Case
Gross Proceeds to Collie	$2,460	$2,460
Less: NPV of Spectrum Leases	(177)	(177)
Less: Cash Taxes	(200)	(200)
Less: 2013E CapEx Spend (a)	(293)	(327)
Less: 25% of Proceeds after CapEx Reserve (b)	(447)	(439)
Proceeds to be Used to Tender for Debt	**$1,342**	**$1,317**

		Single Carrier Case					Multiple Carrier Case				
		2013E	2014E	2015E	2016E	2017E	2013E	2014E	2015E	2016E	2017E
Memo: Status Quo Cash Balance		($301)	($1,882)	($3,181)	($3,845)	($3,932)	($350)	($1,654)	($2,075)	($898)	$1,596
Assuming No Holders Tender	Status Quo Period Cash Flow	($1,130)	($1,581)	($1,298)	($665)	($87)	($1,178)	($1,305)	($420)	$1,176	$2,494
	Net Proceeds from Spectrum Sale (after Tender)	1,342	-	-	-	-	1,317	-	-	-	-
	Proceeds Reserved for CapEx / General (a+b)	741	-	-	-	-	766	-	-	-	-
	Annual Interest Savings[1]	-	-	-	-	-	-	-	-	-	-
	Pro Forma Ending Cash Balance	**$1,782**	**$201**	**($1,098)**	**($1,762)**	**($1,849)**	**$1,733**	**$429**	**$8**	**$1,185**	**$3,679**
Assuming 100% of Holders Tender	Status Quo Period Cash Flow	($1,130)	($1,581)	($1,298)	($665)	($87)	($1,178)	($1,305)	($420)	$1,176	$2,494
	Net Proceeds from Spectrum Sale (after Tender)	-	-	-	-	-	-	-	-	-	-
	Proceeds Reserved for CapEx / General (a+b)	741	-	-	-	-	766	-	-	-	-
	Annual Interest Savings[1]	165	165	165	165	165	161	161	161	161	161
	Pro Forma Ending Cash Balance	**$604**	**($813)**	**($1,946)**	**($2,447)**	**($2,369)**	**$578**	**($566)**	**($824)**	**$513**	**$3,169**

Refinancing of Senior Secured Notes could help address funding gap

Source: Financial projections per Collie management.
Note: U.S. dollars in millions.
(1) Based on weighted average interest rate of 12.25% on Senior Secured Notes.

CENTERVIEW PARTNERS 3

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Illustrative Future Realizable Spectrum Value

Key Assumptions Summary of Proceeds

Based on Single Customer Case (SCC) Gross Proceeds to Collie $2,460

Assumes spectrum sale to Dalmatian per (Less): NPV of Spectrum Leases (177)

current term sheet (Less): Cash Taxes (200)

General

Creditors do not tender debt

Net Proceeds to Collie $2,083

– Proceeds of sale used to fund continued LTE buildout

??Gross value: $2.46bn Pro Forma Capitalization

– ~$0.216/MHz-pop

Dalmatian – ~$177mm NPV of spectrum lease 2012 2013 2014 2015 Transaction payments Status Quo

– ~$200 tax liability Gross Debt $4,486 $4,463 $4,449 $4,449

Net value: $2.1bn Plus: NPV Spectrum Leases 1,800 1,800 1,800 1,800 (Less): Cash / Plus: Funding Gap (828) 301 1,882 3,181

Net Debt $5,457 $6,564 $8,132 $9,430

Pro Forma for Dalmation Transaction

Gross Debt $4,486 $4,463 $4,449 $4,449 Plus: NPV Spectrum Leases 1,623 1,623 1,623 1,623 (Less): Cash / Plus: Funding Gap (2,911) (1,782) (201) 1,098

Net Debt $3,197 $4,304 $5,872 $7,170

Source: Financial projections per Collie management. Note: $ in millions.

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Illustrative Future Realizable Spectrum Value – YE’14 Sale

Present Value (YE’12) at Various Costs of Equity

$ / MHz-pop Paid @ 12/31/2014 $0.200 $0.250 $0.300 $0.350 $0.400 $0.450 $0.500 Pro Forma Capitalization PF ‘14E TEV @ 35.6bn MHz-pops $7,127 $8,908 $10,690 $12,471 $14,253 $16,035 $17,816

(Less): Debt (4,449) (4,449) (4,449) (4,449) (4,449) (4,449) (4,449) (Less): PF NPV Spectrum Leases (1,623) (1,623) (1,623) (1,623) (1,623) (1,623) (1,623) Plus: Cash 201 201 201 201 201 201 201

PF ‘14E Equity Value $1,255 $3,036 $4,818 $6,600 $8,381 $10,163 $11,945

PF ‘14E Stock Price $0.84 $2.03 $3.22 $4.41 $5.60 $6.79 $7.98

Breakeven Present Value (YE’12) at Various Costs of Equity

$ / MHz-pop(2)

$ / Share $0.69 $1.68 $2.66 $3.65 $4.63 $5.61 $6.60

10% $0.316 Required Probability(1) nm nm nm 81% 64% 53% 45%

$ / Share $0.64 $1.54 $2.44 $3.34 $4.24 $5.14 $6.04

15% $0.330 Required Probability(1) nm nm nm 89% 70% 58% 49%

$ / Share $0.58 $1.41 $2.24 $3.06 $3.89 $4.72 $5.54

20% $0.344 Required Probability(1) nm nm nm 97% 76% 63% 54%

$ / Share $0.54 $1.30 $2.06 $2.82 $3.59 $4.35 $5.11

25% $0.359 Required Probability(1) nm nm nm nm 83% 68% 58%

Source: Financial projections per Collie management. Note: $ in millions except per share / per MHz-pop figures. (1) Required probability for value to be equivalent to $2.97.

(2) Required $ / MHz-pop to represent equivalent value to illustrative offer at $2.97 / share.

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